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                                                              EXHIBIT 26(D)(13)

PREMIUM DEPOSIT ACCOUNT AGREEMENT
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This agreement is a part of the policy   WHEN WILL WE WITHDRAW AMOUNTS FROM
to which it is attached and is subject   YOUR PREMIUM DEPOSIT ACCOUNT TO PAY
to all its terms and conditions. This    YOUR ANNUAL PREMIUMS?
agreement is effective as of the
original policy date of the policy       We will withdraw an amount from your
unless a different effective date is     premium deposit account to pay your
shown on the policy data pages.          premium on the first business day
                                         after each policy anniversary, or if
WHAT DOES THIS AGREEMENT PROVIDE?        this agreement is issued with a
                                         variable policy, on the first
This agreement allows for the payment    valuation date after your policy
of the premiums for your life            anniversary.
insurance policy on an annual basis,
using amounts withdrawn from your        WHAT IS THE GUARANTEED INTEREST RATE
premium deposit account. The amount      THAT APPLIES TO AMOUNTS WITHDRAWN FROM
and number of annual premium payments    YOUR PREMIUM DEPOSIT ACCOUNT?
to be paid will be shown on your
Premium Deposit Account Confirmation,    We credit a specified rate of interest
which we will send you upon receipt of   on each premium deposit you make to
your deposit.                            your premium deposit account. The rate
                                         of interest that we credit a premium
IS THERE A CHARGE FOR THIS AGREEMENT?    deposit does not change and is
                                         guaranteed for the duration that all
No. There is no charge for this          or a portion of the premium deposit
agreement.                               remains in the premium deposit
                                         account.
CAN YOU HAVE MORE THAN ONE PREMIUM
DEPOSIT ACCOUNT ON YOUR POLICY AND CAN   The rate of interest that we credit
ONE PREMIUM DEPOSIT ACCOUNT FUND MORE    different premium deposits may vary.
THAN ONE POLICY?                         However, we will not credit a premium
                                         deposit with an annual rate of
No. Only one premium deposit account     interest of less than the Minimum PDA
is allowed per policy and only one       Guaranteed Annual Interest Rate shown
policy is allowed per premium deposit    on the policy data pages.
account.
                                         The rate of interest that we use to
HOW MANY DEPOSITS CAN BE MADE TO YOUR    calculate the interest portion of your
PREMIUM DEPOSIT ACCOUNT?                 premium payment is shown on the
                                         Premium Deposit Account Confirmation
We will accept up to three deposits      for that premium deposit. We will send
into your premium deposit account.       you a Premium Deposit Account
However, you may only make one deposit   Confirmation for each premium deposit
to your premium deposit account in the   you make.
first policy year. If you send us
additional deposits, we will require     WHEN IS CREDITED INTEREST APPLIED?
the following:
                                         We apply credited interest to the
    (1)   each of the new annual         amount withdrawn from your premium
          premium payments must be       deposit account to pay the premium at
          equal; and                     the time the withdrawal is made. The
                                         credited interest we apply to the
    (2)   the premium amount must be     amount withdrawn is determined based
          equal to or greater than       on the interest rate in effect for the
          your current annual premium;   premium deposit from which the amount
          and                            withdrawn is taken. We credit that
                                         interest rate on the amount withdrawn
    (3)   the period over which          from the date of the premium deposit,
          premiums are paid from the     as stated on your Premium Deposit
          premium deposit account must   Account Confirmation, to the date of
          be at least as long as that    withdrawal.
          shown on your most recent
          Premium Deposit Account        The credited interest we apply to the
          Confirmation.                  amount withdrawn is paid directly from
                                         the assets of our general account and
WHAT IS THE AMOUNT WE WILL WITHDRAW      not from your premium deposit account.
FROM YOUR PREMIUM DEPOSIT ACCOUNT?       Only premium deposits are held in the
                                         premium deposit account.
At the time the annual premium is
paid, we will withdraw an amount from
your premium deposit account equal to
the annual premium less the amount of
interest we credited on the amount
withdrawn. Together, the amount
withdrawn from your premium deposit
account and the interest we credited
on that amount will equal the annual
premium.

14-20005         Premium Deposit Account        Minnesota Life Insurance Company

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IS INTEREST CREDITED UPON TERMINATION    CAN YOU CHANGE THE ANNUAL PREMIUM
OF THIS AGREEMENT?                       WHILE YOUR PREMIUM DEPOSIT ACCOUNT
                                         AGREEMENT IS IN EFFECT?
Yes. If this agreement is terminated
for any reason we will pay interest on   No, except when you increase your
the balance of each deposit made to      annual premium as a result of
the premium deposit account. Interest    additional deposits into your premium
on the balance of each deposit is        deposit account.
calculated using the Minimum PDA
Guaranteed Annual Interest Rate shown    CAN YOU MAKE PREMIUM PAYMENTS TO YOUR
on the policy data pages, from the       POLICY IN ADDITION TO THOSE MADE BY
later of:                                YOUR PREMIUM DEPOSIT ACCOUNT?

    (i)   the date of your initial       Yes. You may make additional premium
          deposit into your premium      payments of any amount on your policy,
          deposit account; or            subject to any restrictions or
                                         conditions for premium payments as
    (ii)  the date of the last premium   stated in your policy.
          payment made from your
          premium deposit account; or    WHAT HAPPENS IF WE CANNOT APPLY THE
                                         FULL PREMIUM AMOUNT FROM YOUR PREMIUM
    (iii) the date of any deposits       DEPOSIT ACCOUNT WHEN YOUR PREMIUM IS
          made into your premium         DUE?
          deposit account after the
          last premium payment from      If the full amount of the premium
          your premium deposit           would disqualify your policy as life
          account.                       insurance according to the terms of
                                         the policy, we will apply as much
IS CREDITED INTEREST APPLIED TO          premium as we can so your policy will
AMOUNTS WITHDRAWN FROM YOUR PREMIUM      remain qualified. Any amount of
DEPOSIT ACCOUNT OR INTEREST RECEIVED     premium that remains will be returned
UPON TERMINATION OF THIS AGREEMENT       to you. We will treat this as a
TAXABLE?                                 termination of this agreement and send
                                         you the balance of your premium
Yes. The credited interest that we       deposit account with interest
apply to amounts withdrawn from your     calculated using the Minimum PDA
premium deposit account to pay           Guaranteed Annual Interest Rate.
premiums and interest received upon
termination of this agreement are        If the full amount of the premium
taxable. For each year interest is       would cause your policy to become a
credited, we will send you a Form        modified endowment contract (MEC), we
1099-INT showing the annual amount.      will apply as much premium as we can
                                         according to your existing MEC
CAN YOU WITHDRAW THE FULL BALANCE OF     instructions. Any amount of premium
YOUR PREMIUM DEPOSIT ACCOUNT?            that remains will be returned to you.
                                         If we return any premium, we will
Yes. You may make a request to           treat this as a termination of this
withdraw the full balance of your        agreement and send you the balance of
premium deposit account. We will treat   your premium deposit account with
this as a termination of this            interest calculated using the Minimum
agreement and send you the balance of    PDA Guaranteed Annual Interest Rate.
your premium deposit account with
interest calculated using the Minimum    TO WHOM WILL WE PAY ANY BALANCE
PDA Guaranteed Annual Interest Rate.     REMAINING IN YOUR PREMIUM DEPOSIT
                                         ACCOUNT UPON THE DEATH OF THE INSURED?
CAN YOU WITHDRAW A PARTIAL BALANCE OF
YOUR PREMIUM DEPOSIT ACCOUNT?            We will pay to the beneficiary of the
                                         policy any balance remaining in your
No. However, your request to withdraw    premium deposit account, with accrued
a partial balance of your premium        interest, upon the death of the
deposit account will be treated as a     insured.
termination of this agreement. We will
send you the remaining balance of your   IS THIS AGREEMENT SUBJECT TO THE
premium deposit account with interest    INCONTESTABILITY AND SUICIDE
calculated using the Minimum PDA         PROVISIONS OF THE POLICY?
Guaranteed Annual Interest Rate.
                                         No. Those provisions do not apply to
WHEN WILL THE BALANCE OF YOUR PREMIUM    this agreement. If the insured dies
DEPOSIT ACCOUNT BE RETURNED TO YOU?      within the contestable period from any
                                         cause, any remaining balance in your
The balance of your premium deposit      premium deposit account will be paid
account will be returned to you under    to the beneficiary of the policy, with
the following circumstances:             accrued interest calculated using the
                                         Minimum PDA Guaranteed Annual Interest
    (1)   when your policy terminates    Rate.
          or is surrendered; or

    (2)   when this agreement is
          terminated.

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WHEN DOES THIS AGREEMENT TERMINATE?      CAN THIS AGREEMENT BE REINSTATED?

This agreement will terminate:           No. If this agreement terminates for
                                         any reason, it will not be reinstated.
    (1)   when your policy terminates    However, you may be allowed to add a
          or is surrendered; or          new premium deposit account agreement.

    (2)   when we receive a written      [Gary R. Christensen  Robert L. Senkler
          request to terminate this       Secretary                   President]
          agreement; or

    (3)   after the balance in your
          premium deposit account goes
          to zero; or

    (4)   when you decrease your
          annual premium; or

    (5)   when you request to withdraw
          all or part of the balance
          of your premium deposit
          account; or

    (6)   when we cannot apply the
          full premium amount from
          your premium deposit account
          at the time your planned
          premium becomes due; or

    (7)   upon the death of the
          insured.